Exhibit 1

Dated 12 January 2007
ASIA MOBILE HOLDINGS PTE. LTD.
and
QTEL INVESTMENT HOLDINGS BSC
and
ASIA MOBILE HOLDING COMPANY PTE. LTD.
and
STT COMMUNICATIONS LTD
and
QATAR TELECOM (QTEL) Q.S.C.
INDOSAT DEED

ALLEN & GLEDHILL ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

This Deed is made on 12 January 2007 between:
(1)	Asia Mobile Holdings Pte. Ltd. (the “Company”), a company incorporated in Singapore and having its registered office at 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469;

(2)	Qtel Investment Holdings BSC (“QIH”), a company incorporated in Bahrain and having its registered office at Flat 51 Building 122 Road 1605 Block 316 Manama Kingdom of Bahrain;

(3)	Asia Mobile Holding Company Pte. Ltd. (“AMHC”), a company incorporated in Singapore and having its registered office at 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469;

(4)	STT Communications Ltd (“STTC”), a company incorporated in Singapore and having its registered office at 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469; and

(5)	Qatar Telecom (Qtel) Q.S.C. (“Qtel”), a company incorporated in Qatar and having its registered office at Qtel Building 100 West Bay Center The Corniche PO Box 217 Doha Qatar.
This Deed witnesseth as follows:
1.	Definitions and Interpretation

1.1	Interpretation

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply:

“Business Day” means a day on which banks are open for business in Singapore and Qatar but excluding Saturdays and Sundays;

“ICC” means the International Chamber of Commerce;

“Indosat” means PT Indosat Tbk, a company incorporated in Indonesia and listed on the Jakarta Stock Exchange, the Surabaya Stock Exchange and the New York Stock Exchange;

“Issuer Group” or “Issuer Group Companies” means the Company, AMHC and STTC, and “Issuer Group Company” means any company in the Issuer Group;

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims and demands;

“Parties” means the Company, QIH, AMHC, STTC and Qtel, and “Party” means any one of them;

“ST Telemedia” means Singapore Technologies Telemedia Pte Ltd, a company incorporated in Singapore; and

“Subscriber Group” or “Subscriber Group Companies” means QIH and Qtel, and “Subscriber Group Company” means any company in the Subscriber Group.

1.2	Control

The expression “affiliate” means, in relation to each of the Company, AMHC and STTC, each of ST Telemedia and/or STTC and any person that is directly or indirectly controlled by ST Telemedia and/or STTC and means, in relation to each of QIH and Qtel, each of Qtel and any person that is directly or indirectly controlled by Qtel. The expression “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.3	Construction

Unless a contrary indication appears, a reference in this Deed to “in writing” includes approval by wireless or facsimile transmission legibly received and “written” has a corresponding meaning.

1.4	Clauses

Any references in this Deed to Clauses are to the clauses of this Deed.

1.5	Gender etc

Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to persons shall include natural persons, bodies corporate, countries, states, municipalities and state organs; and words denoting any gender shall include all genders.

1.6	Headings

The headings are for convenience only and shall not affect the interpretation of this Deed.

2.	Standstill

Each of the Parties agrees that it shall not, and shall procure that its affiliates shall not make any investments, directly or indirectly, in Indosat and its subsidiaries, save for any interests in Indosat and its subsidiaries which are held by ST Telemedia and its affiliates through the Company.

3.	Indemnity

3.1	The Issuer Group Companies jointly and severally covenant with the Subscriber Group Companies jointly to indemnify and save harmless the Subscriber Group Companies jointly from and against any and all Losses which any Subscriber Group Company may at any time and from time to time sustain, incur or suffer by reason of any breach by any Issuer Group Company of its obligations under Clause 2, resulting in any Subscriber Group Company or the Company being required to make a mandatory takeover offer for the shares and convertible securities (if any) in Indosat or any of its subsidiaries, under applicable laws and regulations.

3.2	The Subscriber Group Companies jointly and severally covenant with the Issuer Group Companies jointly to indemnify and save harmless the Issuer Group Companies jointly from and against any and all Losses which any Issuer Group Company may at any time and from time to time sustain, incur or suffer by reason of any breach by any Subscriber

Group Company of its obligations under Clause 2, resulting in any Issuer Group Company or the Company being required to make a mandatory takeover offer for the shares and convertible securities (if any) in Indosat or any of its subsidiaries, under applicable laws and regulations.

4.	Duration and Termination

4.1	Duration: This Deed shall continue in full force and effect from the date of this Deed until the Parties agree in writing to terminate this Deed.

4.2	Accrued Liability: The termination of this Deed for any cause shall not release any Party from any liability which at the time of termination has already accrued, or which thereafter may accrue.

5.	Notices

5.1	Any notice or other communication in connection with this Deed shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

in the case of the Company to:

Address:	51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469

Fax:	+65 6720 7220

Attention:	Company Secretary

in the case of QIH to:

Address:	Qtel Building 100 West Bay Center The Corniche PO Box 217 Doha Qatar

Fax:	+ 974 411 0389

Attention:	Group Legal Counsel

in the case of AMHC to:

Address:	51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469

Fax:	+65 6720 7220

Attention:	Company Secretary

in the case of STTC to:

Address:	51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469

Fax:	+65 6720 7220

Attention:	General Counsel

in the case of Qtel to:

Address:	Qtel Building 100 West Bay Center The Corniche PO Box 217 Doha Qatar

Fax:	+ 974 411 0389

Attention:	Group Legal Counsel
or (in any case) to such other address or fax number as the relevant Parties may have notified to the others in writing in accordance with this Clause 5.1.

5.2	Any Notice may be delivered by hand or, sent by fax or prepaid registered post or registered airmail in the case of international service. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received (i) on the Business Day in the place to which it is sent, if sent by fax before 4.00 p.m. on that Business Day at the time of the place to which it is sent, otherwise, such Notice shall be deemed to have been received on the next Business Day in the place to which it is sent, (ii) five Business Days from the time of posting, if sent by post, (iii) five Business Days from the time of posting, if sent by airmail, or (iv) at the time of delivery, if delivered by hand.

6.	Governing Law and Arbitration

6.1	This Deed shall be governed by, and construed in accordance with, Singapore law.

6.2	In case any dispute or difference shall arise amongst the Parties as to the construction of this Deed or as to any matter or thing of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Parties in dispute or, failing agreement within 14 days after any Party has given to the other Party in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed on the request of any Party by the Chairman for the time being of the ICC and such submission shall be a submission to arbitration in accordance with the Rules of Arbitration of the ICC as presently in force by which the Parties in dispute agree to be so bound. The arbitrator shall neither be a national nor a resident of Qatar, Bahrain or Singapore. The place of arbitration shall be Hong Kong and the arbitration shall be conducted wholly in the English language.

6.3	Nothing in this Clause 6 shall limit the right of any Party to take proceedings in respect of any interim measure (including injunction) in aid of the arbitration or in respect of the enforcement of an award rendered in the arbitration in any court of competent jurisdiction nor shall the taking of such proceedings in one or more jurisdictions preclude that Party from taking proceedings in any other jurisdiction, whether concurrently or not.

7.	Appointment of Process Agent

Each of Qtel and QIH (the “Principal”) irrevocably appoints Messrs Rajah & Tann of 4 Battery Road #26-01 Bank of China Building Singapore 049908 (the “Agent”) as its agent to accept service of process in Singapore in any legal action or proceedings contemplated by Clause 6.3 provided that:

7.1	service upon the Agent shall be deemed valid service upon the Principal whether or not the process is forwarded to or received by the Principal;

7.2	the Principal shall inform all other parties to this Deed, in writing, of any change in the address of the Agent within 28 days of such change;

7.3	if the Agent ceases to be able to act as a process agent or to have an address in Singapore, the Principal irrevocably agrees to appoint a new process agent in Singapore acceptable to the other Party and to deliver to the other Parties within 14 Business Days a copy of a written acceptance of appointment by the new process agent; and

7.4	nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

8.	Waiver of Immunity

To the extent that any Party has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Party irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Clause 8 shall have effect to the fullest extent permitted under applicable law.

In witness whereof the parties hereto have caused this Deed to be executed as a deed on the day and year first above written.

THE COMPANY

The Common Seal of	)

ASIA MOBILE HOLDINGS PTE. LTD.	)

was hereunto affixed	)

in the presence of:	)	/s/ Lee Theng Kiat
Director

/s/ Anupam Garg

Director/Secretary/Authorised Person

QIH

SIGNED SEALED and DELIVERED by	)
)
as authorised signatory for and on behalf of	)
	)	/s/ Dr. Nasser Mohd Abdulla Marafih
QTEL INVESTMENT HOLDINGS BSC	)

in the presence of:

/s/ Michael Hancock

Witness’s signature
Name: Michael Hancock

AMHC

The Common Seal of	)

ASIA MOBILE HOLDING	)

COMPANY PTE. LTD.	)

was hereunto affixed	)

in the presence of:	)	/s/ Lee Theng Kiat

Director

/s/ Anupam Garg

Director/Secretary/Authorised Person

STTC

The Common Seal of	)

STT COMMUNICATIONS LTD	)

was hereunto affixed	)

in the presence of:	)	/s/ Peter Seah

Director

/s/ Pek Siok Lan

Director/Secretary/Authorised Person

QTEL

SIGNED SEALED and DELIVERED by	)
)
as authorised signatory for and on behalf of	)
	)	/s/ H. E. Sheik Abdullah Al Thani
QATAR TELECOM (QTEL) Q.S.C.	)
in the presence of:

/s/ H. E. Sheik Mohammed Al Thani

Witness’s signature
Name: H. E. Sheik Mohammed Al Thani